Exhibit 3.3
CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF BUZZFEED, INC.

BuzzFeed, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

A.Article VIII is hereby amended to read in its entirety as follows:

ARTICLE VIII: DIRECTOR AND OFFICER LIABILITY

1.Limitation of Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, as applicable, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2.Change in Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Restated Certificate inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

SECOND: That the foregoing amendment to the Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

THIRD: This Certificate of Amendment shall become effective at 5:00 pm, Eastern Time, on June 2, 2023.
For Accounting Purposes Only
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on the date set forth below.

BuzzFeed, Inc.

By:	/s/ David Arroyo
Name: David Arroyo
Title: Chief Legal & Compliance Officer and Corporate Secretary

Dated: June 1, 2023